                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                           PRUDENTIAL FINANCIAL, INC.




          First: The name of the Corporation is Prudential Financial, Inc.
          -----
(hereinafter the "Corporation").

          Second: The address of the current registered office of the
          ------
Corporation in the State of New Jersey is 751 Broad Street, in the City of Newark, County of Essex, 07102. The name of its current registered agent at that address is Susan L. Blount.

          Third: The purpose of the Corporation is to engage in any lawful act
          -----
or activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act (the "BCA").

          Fourth: The total number of shares of all classes which the
          ------
Corporation has authority to issue is 1,520,000,000 of which 1,510,000,000 shall be designated as "common stock", having a par value of one cent ($.01), and 10,000,000 shall be designated as "Preferred Stock", having a par value of one cent ($.01). The Corporation shall have the authority to issue shares of common stock in two classes (references herein to "common stock" refer to the shares of both classes to the extent issued). One class of common stock shall be designated as "Common Stock" and shall initially consist of 1,500,000,000 authorized shares, each having a par value of one cent ($.01). The second class of common stock shall be designated as "Class B Stock" and shall initially consist of 10,000,000 authorized shares, each having a par value of one cent ($.01). The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

          (a) Preferred Stock. The board of directors of the Corporation (the
              ---------------
"Board of Directors") is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the BCA, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption or purchase at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;
(iii) entitled to such rights upon the liquidation of, or upon any distribution of the assets of, the Corporation; (iv) entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of the class or series and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of such fund; (v) subject to terms dependent upon facts ascertainable outside the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series is clearly and expressly set forth in the resolution(s) providing for the issuance of such class or series by the Board of Directors; or (vi) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions; provided, however, unless holders of a majority of the outstanding shares of Class B Stock approve, the Board of Directors shall not have the authority to issue any shares of Preferred Stock that are convertible into or exchangeable for shares of Class B Stock or that have dividend, liquidation or other preferences with respect to the Class B Stock but not the Common Stock or disproportionately with respect to the Class B Stock as compared to the Common Stock. The Board of Directors shall have the authority to change the designation or number of shares, or the relative rights, preferences and limitations of the shares, of any theretofore established class or series no shares of which have been issued.

          (b) common stock. Subject to Section (c) of this Article FOURTH, the
              ------------
common stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by law, including, but not limited to, the following rights and privileges:

     1.   Reclassification; Definitions.

          When the filing of this Amended and Restated Certificate of Incorporation becomes effective, each share of "Common Stock" outstanding immediately prior thereto shall thereupon automatically be reclassified as one share of Common Stock (and outstanding certificates that had theretofore represented shares of "Common Stock" shall thereupon represent an equivalent number of shares of Common Stock despite the absence of any indication thereon to that effect). Capitalized terms used below in this Section (b) of Article FOURTH have the meanings set forth adjacent to such terms or in Sections (b)6 and (b)8 below.

     2.   Dividends.

          (i) Dividends. Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article FOURTH, the holders of the Common Stock shall be entitled to receive dividends on their shares of Common Stock if, as and when declared by the Board of Directors with respect to such class out of legally available funds for the payment of dividends under the BCA, provided the aggregate amounts declared as dividends on Common Stock on any day may not exceed the Available Dividend Amount for the Financial Services Businesses on that day. Subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article FOURTH, the holders of the Class B Stock shall be entitled to receive dividends on their shares of Class B Stock if, as and when declared by the Board of Directors with respect to such class out of legally available funds for the payment of dividends under the BCA that, in aggregate amount per annum, are at least equal to the lesser of (a) the product of (x) the number of outstanding shares of Class B Stock on the applicable record date and (y) subject to any adjustment required by Section (b)8 or (b)9(i) of this Article FOURTH, $9.625 per share per annum (the "Target Dividend Amount") or (b) the amount of the CB Distributable Cash Flow, in each case of (a) or (b), for the period as to which the dividend is declared or payable, provided, in any event, the aggregate amount declared as dividends on Class B Stock on any day may not exceed the Available Dividend Amount for the Closed Block Business on that day. For the avoidance of doubt notwithstanding the foregoing formulation, the Board of Directors is not required to declare or pay dividends on the Class B Stock in circumstances where dividends could be paid pursuant to the foregoing sentence and the right of holders of Class B Stock to dividends is non-cumulative; provided, however, that in the event dividends are not declared and paid on the Class B Stock with respect to an annual or quarterly period in the amount of at least the lower of the CB Distributable Cash Flow or the Target Dividend Amount, cash dividends shall not be declared and paid, or set apart for payment, on the Common Stock with respect to such annual or quarterly period.

          (ii) Discrimination Between or Among Classes of common stock. Subject to Section (b)2(i) of this Article FOURTH and subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article FOURTH, the Corporation shall have the authority to declare and pay dividends on both, one or neither class of common stock in equal or unequal amounts, notwithstanding the performance of either Business, the amount of assets available for dividends on either class of common stock, the amount of prior dividends paid on either class of common stock or any other factor, without any prior claim of the shareholders of either class to such declaration or payment.

     3.   Exchange of Class B Stock.

          (i) Exchange of Class B Stock for Common Stock.

               (a) The Corporation may, at any time (including, without limitation, in anticipation of a merger, consolidation or other business combination of the Corporation with another corporation or person or other transaction referred to in Section (b)8 of this Article FOURTH), issue, in exchange for all of the outstanding shares of Class B Stock, a number of shares of Common Stock (rounded, if necessary, to the next greatest whole number of shares) having an aggregate value equal to 120% of the aggregate Fair Market Value of the outstanding shares of Class B Stock.

               (b) In the event (1) a Disposition of the Closed Block Business (other than an Exempt Disposition) has occurred, or (2) a Change of Control of the Corporation has occurred, the Corporation shall issue, in exchange for all of the outstanding shares of Class B Stock, a number of shares of Common Stock (rounded up, if necessary, to the next greatest whole number) having an aggregate value equal to 120% of the aggregate Fair Market Value of the Class B Stock.

               (c) In the event a Cash/Private Transaction has occurred (whether or not it constitutes a Change of Control of the Corporation), the Corporation shall exchange all the outstanding shares of Class B Stock in accordance with Section (b)8(iii) of this Article FOURTH.

          (ii)    General Exchange Provisions.

                  (a) If the Corporation has determined to, or is required to, complete an exchange described in Section (b)3(i) of this Article
          FOURTH:

          (1) the Corporation shall issue a public announcement by press release of its intention or requirement to effect such exchange; with respect to exchanges pursuant to Sections (b)3(i)(b) and
               (b)3(i)(c) of this Article FOURTH, such announcement shall be made (regardless of any prior announcement relating to the Disposition, Change of Control or Cash/Private Transaction) no later than the date of occurrence of the Disposition, Change of Control or Cash/Private Transaction, respectively;

          (2) the Corporation shall send a notice to the holders of Class B Stock as soon as practicable after the foregoing public announcement, indicating the Corporation's determination to effect such exchange and specifying the Board of Directors' proposed appraiser to determine the Fair Market Value of the Class B Stock in accordance with Section (b)4(iii) of this Article FOURTH, and such proposed appraiser (or a second or third proposed appraiser) shall be chosen pursuant to said Section
               (b)4(iii) of this Article FOURTH;

          (3)  with respect to:

                    (i) Section (b)3(i)(a) of this Article FOURTH, the Fair Market Value of the Class B Stock shall be determined as of the completion date of the appraisal of the Fair Market Value of the Class B Stock, and the value of the Common Stock shall be the average Market Value of the Common Stock during the 20 consecutive Trading Day period ending on the 5th Trading Day prior to the exchange date;

                    (ii) Section (b)3(i)(b)(1) of this Article FOURTH, the Fair Market Value of the Class B Stock shall be determined as of the Business Day immediately preceding the date of the consummation of such Disposition, and the value of the Common Stock shall be the average Market Value of the Common Stock during the 20 consecutive Trading Day period ending on the 5th Trading Day prior to the exchange date;

                    (iii) Section (b)3(i)(b)(2) of this Article FOURTH, the Fair Market Value of the Class B Stock shall be determined as of the date of occurrence of the Change of Control, and the value of the Common Stock shall be the average Market Value of the Common Stock during the 20 consecutive Trading Day period ending on the 5th Trading Day prior to the exchange date; and

                    (iv) Section (b)3(i)(c) of this Article FOURTH, the Fair Market Value of the Class B Stock shall be determined as of the date a majority of the outstanding shares of Common Stock are converted, exchanged or purchased in a Cash/Private Transaction, and the value of the Common Stock for purposes of determining the number of shares of Common Stock to be exchanged for cash and/or securities obtainable upon exchange of the Class B Stock shall be the average Market Value of the Common Stock during the 20 consecutive Trading Day period ending on the 5th Trading Day prior to the date a majority of the outstanding shares of Common Stock are so converted, exchanged or purchased;

          (4) the exchange date shall be no later than 10 Business Days after the completion date of the appraisal of the Fair Market Value of the Class B Stock;

          (5) upon determination of the identity of the appraiser pursuant to Section (b)4(iii) of this Article FOURTH, the Corporation shall issue a second public announcement by press release specifying the intended exchange date and intended period for determination of the average Market Value of the Common Stock;

          (6) upon completion of the appraisal of the Fair Market Value of the Class B Stock and determination of the Market Value of the Common Stock, the Corporation shall issue a second notice to the holders of the Class B Stock, which will contain: (x) the date of exchange, (y) the number of shares of Common Stock to be issued in exchange for each outstanding share of Class B Stock (accompanied by a statement setting forth the calculation thereof), and (z) the place or places where certificates for such shares of Class B Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered for delivery of the Common Stock to be issued or delivered by the Corporation in such exchange;

          (7) the exchange shall be completed within 90 days of the public announcement referred to in clause (1) above; and

          (8) notwithstanding that a Cash/Private Transaction pursuant to Section (b)8(iii) of this Article FOURTH is also a Change of Control, it shall be treated as a Cash/Private Transaction pursuant to the foregoing.

                  (b) Neither the failure to mail any notice required by this Section (b)3(ii) of Article FOURTH to any particular holder of Class B Stock nor any defect therein would affect the sufficiency thereof with respect to any other holder of Class B Stock or the validity of any exchange contemplated hereby.

                  (c) No holder of shares of Class B Stock being exchanged shall be entitled to receive any shares of Common Stock in such exchange until such holder surrenders certificates for its shares of Class B Stock, properly endorsed or assigned for transfer, at such place as the Corporation shall specify (unless the Corporation waives such requirement). As soon as practicable after the Corporation's receipt of certificates for such shares of Class B Stock, the Corporation shall deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, any shares of Common Stock issued to such holder in the exchange.

                  (d) From and after the date of any exchange of Class B Stock for Common Stock completed pursuant to Section (b)3(i) of this Article FOURTH, all rights of a holder of shares of Class B Stock being exchanged shall cease except for the right, upon surrender of the certificates theretofore representing such shares, to receive any shares of Common Stock (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of Class B Stock being exchanged shall not be entitled to receive any dividend or other distribution with respect to shares of

          Common Stock until after certificates theretofore representing the shares being exchanged are surrendered as contemplated above. Upon such surrender, the Corporation shall pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, the Corporation shall, however, be entitled to treat the certificates for shares of Class B Stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of Common Stock for which the shares of such Class B Stock should have been exchanged, notwithstanding the failure to surrender such certificates.

               (e) The Corporation may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any exchange contemplated by Section (b)3(ii) of this Article FOURTH (including longer time periods and alternative procedures for determining the Fair Market Value of the Class B Stock or the Market Value of Common Stock) as the Board of Directors may determine to be appropriate under the circumstances.

               (f) The issuance of certificates for shares of Common Stock upon exchange of the Class B Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class B Stock which is being exchanged.

               (g) The Corporation shall take all action required to have available sufficient authorized shares of Common Stock to permit exchange of all outstanding shares of Class B Stock.

               (h) Notwithstanding the time requirement of Section
          (b)3(ii)(a)(7), no exchange will be completed prior to the expiration of all required waiting periods under applicable law, the receipt of all required regulatory approvals and the making of all notifications to governmental entities required for such exchange. Prior to any exchange, the Corporation and the holder(s) of shares of Class B Stock involved in the exchange shall make reasonable efforts to cause the expiration of all required waiting periods and to obtain all regulatory approvals and make all notifications required to be obtained or made by the Corporation and such holder(s), respectively, for purposes of such exchange. The waiting periods, approvals and notifications that are subject to this clause (h) shall be limited to those required solely for such exchange.

     4.   Voting Rights.

          (i) At every meeting of shareholders, the holders of Common Stock and the holders of Class B Stock shall vote together as a single class on all matters as to which common shareholders generally are entitled to vote, unless a separate vote is required by applicable law or as specified in Section (b)4(ii) of this Article FOURTH. On all such matters for which no separate vote is required, holders of Common Stock and holders of Class B Stock shall be entitled to, subject to any adjustment required by Section
     (b)8 of this Article FOURTH, one vote per share of common stock held.

          (ii) Notwithstanding Section (b)4(i) of this Article FOURTH, the Class B Stock shall be entitled to vote as a class with respect to: (x) any proposal by the Board of Directors of the Corporation to issue (1) shares of Class B Stock in excess of an aggregate of 2 million outstanding shares (other than issuances pursuant to a stock split or stock dividend paid ratably to all holders of Class B Stock), (2) any shares of Preferred Stock which are exchangeable for or convertible into Class B Stock, or (3) any debt securities, rights, warrants or other securities which are convertible into, exchangeable for or provide a right to acquire shares of Class B Stock; or (y) the approval of the actuarial or other competent firm for purposes of determining "Fair Market Value" as defined in Section (b)6 of this Article FOURTH.

          (iii) With respect to the approval of the actuarial or other competent firm selected by the Board of Directors for purposes of determining "Fair Market Value" as defined in Section (b)6 of this Article FOURTH, the following procedures shall apply: (1) the Board of Directors shall provide written notice of its designee to holders of Class B Stock whose shares are to be exchanged or converted pursuant to Section (b)3, (b)8(iii) or (b)9 of this Article FOURTH, requesting approval at a meeting or by written consent on a date not less than 10 nor more than 15 days following the date of such notice; (2) in the event such holders of shares of Class B Stock disapprove such first designee, the Board of Directors shall select and provide written notice of a second designee and, if necessary, a third designee in such manner; (3) in the event such holders of the Class B Stock disapprove each of the first, second and third designee, the Board of Directors may elect to proceed to complete the




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     exchange or conversion for which such determination of "Fair Market Value"
     is required using the third designee for such purpose irrespective of disapproval by such holders of the Class B Stock. Following completion of such conversion or exchange on the basis of the third designee's determination of "Fair Market Value", the amount of the "Fair Market Value" shall, at the request of holders of a majority of the Class B Common Stock being exchanged or converted, be subject to arbitration under the rules and auspices of the American Arbitration Association, with any upward or downward adjustment to the determined "Fair Market Value" to be settled by cash payment.

          (iv) For purposes of any class vote of the Class B Stock (including any required by law), approval of holders of a majority of the outstanding shares of Class B Stock shall be required; provided, however, Section (b)7 of Article FOURTH shall not be amended without the consent of holders of 80% of the outstanding shares of Class B Stock.

     5.   Liquidation Rights.

          In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Common Stock and holders of Class B Stock shall be entitled to receive in respect of shares of Common Stock and shares of Class B Stock their proportionate interests in the net assets of the Corporation, if any, remaining for distribution to shareholders after payment of or provision for all liabilities, including contingent liabilities, of the Corporation and payment of the liquidation preference payable to any holders of the Corporation's Preferred Stock, if any such Preferred Stock are outstanding. Each share of each class of common stock will be entitled to a share of net liquidation proceeds in proportion to the respective liquidation units assigned to such share as provided in the following sentence. Each share of Common Stock shall have one liquidation unit and each share of Class B Stock shall have a number of liquidation units (including a fraction of one liquidation unit) equal to the quotient (rounded to the nearest five decimal places) of (i) the issuance price per share of the Class B Stock divided by (ii) the average Market Value of one share of Common Stock during the 20 consecutive Trading Day period ending on (and including) the Trading Day immediately preceding the 60th day after the Effective Date. Neither the merger nor consolidation of the Corporation with any other entity, nor a sale, transfer or lease of all or any part of the assets of the Corporation, would, alone, be deemed a liquidation, dissolution or winding-up for purposes of this Section (b)5 of Article FOURTH.

     6.   Additional Definitions.

          As used in this Article FOURTH, the following terms shall have the following meanings (with terms defined in singular having comparable

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meaning when used in the plural and vice versa), unless the context otherwise requires:

          "Available Dividend Amount for the Financial Services Businesses", on any day on which dividends are declared on shares of Common Stock, is the amount determined under generally accepted accounting principles, consistently applied, or any greater amount determined in a manner permitted under the BCA, that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of Common Stock in respect of the Financial Services Businesses under the BCA if the Financial Services Businesses and the Closed Block Business were each a separate New Jersey corporation organized under the BCA.

          "Available Dividend Amount for the Closed Block Business", on any day on which dividends are declared on shares of Class B Stock, is the amount determined under generally accepted accounting principles, consistently applied, or any greater amount determined in a manner permitted under the BCA, that would, immediately prior to the payment of such dividends, be legally available for the payment of dividends on shares of Class B Stock in respect of the Closed Block Business under the BCA if the Financial Services Businesses and Closed Block Business were each a separate New Jersey corporation organized under the BCA.

          "Business" means the Financial Services Businesses or the Closed Block Business.

          "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law or executive order to close.

          "CB Distributable Cash Flow" means for any quarterly or annual period, the sum (measured as of the last day of the applicable period) of (i) to the extent that Prudential Insurance is able to distribute as a dividend such amount to Prudential Holdings under New Jersey law (for the avoidance of doubt, including the BCA and the New Jersey Life and Health Insurance Code) but without giving effect, directly or indirectly, to the "earned surplus" requirement of Section 17:27A-4c.(3) (or any successor provision thereto), the excess of (a) the Surplus and Related Assets of Prudential Insurance applicable to the Closed Block Business over (b) the "Required Surplus" of Prudential Insurance applicable to the Closed Block Business and (ii) if a positive amount, the excess of
          (c) the amount held in the Debt Service Coverage Account - Subaccount for Closed Block Business established pursuant to the terms of the IHC Debt Securities over (d) the aggregate amount of remaining payments of principal and interest required to repay the IHC Debt Securities pursuant to their terms (without any prepayment prior to maturity). For purposes of the foregoing, "Required Surplus" means the amount of surplus applicable to the Closed Block Business within Prudential Insurance that would be required to maintain the quotient (expressed as percentage) of (e) the "Total Adjusted Capital" applicable to the Closed Block Business within Prudential Insurance (including any applicable dividend reserves) divided by (f) the "Company Action Level RBC" applicable to the Closed Block Business within Prudential Insurance, equal to 100%, where "Total Adjusted Capital" and "Company Action Level RBC" are as defined in the regulations promulgated under the New Jersey Dynamic Capital and Surplus Act of 1993 as such are in effect on the Effective Date and without taking in to account any subsequent amendments to such act and regulations.

          "Change of Control" means the occurrence of any of the following events (except as expressly provided in clause (ii), whether or not approved by the Board of Directors):

                    (i) (a) any Person (for purpose of this definition of
               "Change of Control", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, but excluding the Corporation, any subsidiary of the Corporation, any employee benefit plan or employee stock plan of the Corporation or any subsidiary or any person organized, appointed, established or holding capital stock of the Corporation or a subsidiary pursuant to such a plan, or any person organized by or on behalf of the Corporation to effect a reorganization or recapitalization of the Corporation that does not contemplate a change in the ultimate beneficial ownership of 50% or more of the voting power of the then outstanding equity interests of the Corporation) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the total voting power of the then outstanding equity interests of the Corporation; or

                    (b) the Corporation merges with, or consolidates with,
               another Person or the Corporation sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Corporation to any Person;

               other than, in the case of either clause (i)(a) or (i)(b), any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) immediately prior to such transaction, directly or indirectly, the then outstanding voting equity interests of the Corporation "beneficially own" (as so determined), directly or indirectly, more than 50% of the total voting power of the then outstanding equity interests of the surviving or transferee Person; or

                    (ii) During any year or any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Corporation was approved by a vote of a majority of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason, other than pursuant to a proposal or request that the Board of Directors be changed as to which the holder of the Class B Stock seeking the conversion has participated or assisted or is participating or assisting, to constitute a majority of the Board of Directors then in office; provided, however, for purposes of the foregoing determination, an individual who retires from the Board of Directors and whose resignation is approved by the individuals who at the beginning of such period constituted the Board of Directors (together with any directors referred to in the preceding parenthetical phrase) shall not be considered an individual who was a member of the Board of Directors at the beginning of such period or who ceased to be a director during such period if the number of directors is reduced following such resignation.

          "Closed Block Business" means (a) the Regulatory Closed Block established pursuant to Article IX of the Plan of Reorganization, together with such Surplus and Related Assets and indebtedness and other liabilities of the Corporation and its subsidiaries, and together with corresponding adjustments in accordance with generally accepted accounting principles, that the Board of Directors has, as of the Effective Date, allocated to the Closed Block Business, (b) any assets or liabilities acquired or incurred by the Corporation or any of its subsidiaries after the Effective Date in the ordinary course of business and attributable to the Closed Block Business, (c) any assets or liabilities allocated to the Closed Block Business in accordance with policies established from time to time by the Board of Directors, and (d) the rights and obligations of the Closed Block Business under any inter-Business debt or other transaction deemed to be owed to or by the Closed Block Business (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors); provided, however, that the Corporation or any of its subsidiaries may re-allocate assets from one Business to the other Business in return for other assets or services rendered by that other Business in accordance with policies established by the Board of Directors from time to time. The Closed Block Business excludes any expenses and liabilities from litigation affecting Closed Block policies, which expenses and liabilities shall be part of, and borne by, the Financial Services Businesses. In the event that interest expense on the IHC Debt Securities is not deductible for federal income tax purposes, the additional tax expense will be borne by the Financial Services Businesses and shall be excluded from the Closed Block Business.

          "Disposition" means a sale, transfer, assignment, reinsurance transaction or other disposition (whether by merger, consolidation, sale or otherwise) of all or substantially all of the Closed Block Business to one or more persons or entities, in one transaction or a series of related transactions, other than an Exempt Disposition. A "Disposition" of the Closed Block Business shall not include a sale, transfer, assignment, reinsurance transaction or other disposition (whether by merger, consolidation, sale or otherwise) which results in the reduction of no more than 50% of the Surplus and Related Assets held outside the Regulatory Closed Block immediately prior to such transaction, provided the proceeds of such transaction are for the benefit of the Closed Block Business.

          "Effective Date" means the date as of which this Amended and Restated Certificate of Incorporation becomes effective under New Jersey law, which shall be the same date as the "Effective Date" as defined under the Plan of Reorganization.

          "Exempt Disposition" means any of the following:

               (a) a Disposition in connection with the liquidation, dissolution or winding up of the Corporation and the distribution of assets to shareholders; or

               (b) a cash dividend, out of the Closed Block Business' assets, to holders of Class B Stock.

          "Fair Market Value" means the fair market value of all of the outstanding shares of Class B Stock as determined by appraisal by a nationally recognized actuarial or other competent firm independent of and selected by the Board of Directors and approved by holders of the outstanding shares of Class B Stock in the manner specified in Section
          (b)4(iii) of this Article FOURTH. Fair Market Value shall be the present value of expected future cash flows to holders of the Class B Stock, reduced by any payables to the Financial Services Businesses. Future cash flows shall be projected consistent with the policy, as described in the Plan of Reorganization, for Prudential Insurance's Board of Directors to declare policyholder dividends based on actual experience in the Regulatory Closed Block. Following the repayment in full of the IHC Debt Securities, these cash flows shall be the excess of statutory surplus applicable to the Closed Block Business over Required Surplus (as defined in the definition of "CB Distributable Cash Flow") for each period that would be distributable as a dividend under New Jersey law if the Closed Block Business were a separate insurer. These cash flows will be discounted at an equity rate of return, to be estimated as a risk-free rate plus an equity risk premium. The risk-free rate shall be an appropriate ten-year U.S. Treasury rate reported by the Federal Reserve Bank of New York. The equity risk premium will be eight and one quarter percent initially, declining evenly to four percent over the following 21 years and remaining constant thereafter.

          "Financial Services Businesses" means (a) all of the businesses, assets and liabilities of the Corporation and its subsidiaries, other than the businesses, assets and liabilities that are part of the Closed Block Business, and (b) the rights and obligations of the Financial Services Businesses under any inter-Business debt or other transaction deemed to be owed to or by the Financial Services Businesses (as such rights and obligations are defined in accordance with policies established from time to time by the Board of Directors); provided, however, that the Corporation or any of its subsidiaries may re-allocate assets from one Business to the other Business in return for other assets or services rendered by that other Business in accordance with policies established by the Board of Directors from time to time.

          "IHC Debt Securities" means debt securities issued by Prudential Holdings as described in the Plan of Reorganization.

          "Market Value" of a share of Common Stock (or any other security) on any Trading Day means the average of the high and low reported sales prices regular way of a share of such security on such Trading Day or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way of the security on such Trading Day, in either case as reported on the New York Stock Exchange ("NYSE") Composite Tape or, if the security is not listed or admitted to trading on the NYSE on such Trading Day, on the principal national securities exchange on which the security is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange on such Trading Day, on The Nasdaq National Market System of the Nasdaq Stock Market ("Nasdaq NMS") or, if the security is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq NMS on such Trading Day, the average of the closing bid and asked prices of a share of such security in the over-the-counter market on such Trading Day as furnished by any NYSE member firm selected from time to time by the Corporation or, if such closing bid and asked prices are not made available by any such NYSE member firm on such Trading Day, the fair market value of a share of such security as the Board of Directors shall determine in good faith (which determination shall be conclusive and binding on all shareholders); provided, that, for purposes of determining the average Market Value of a share of Common Stock (or any other security) for any period, (a) the "Market Value" on any day prior to any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution (other than any dividend or distribution contemplated by clause (b)(ii) of this sentence) paid or to be paid with respect to the Common Stock (or any other security) shall be reduced by the fair value of the per security amount of such dividend or distribution as determined by the Board of Directors and
          (b) the "Market Value" of a share of Common Stock (or any other security) on any day prior to (i) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of Common Stock (or any other security) occurring during such period or (ii) any "ex-dividend" date or any similar date occurring during such period for any dividend or distribution with respect to the Common Stock (or any other security) to be made in shares of Common Stock (or such other security) shall be appropriately adjusted, as determined by the Board of Directors, to reflect such subdivision, combination, dividend or distribution.

          "Plan of Reorganization" refers to the Plan of Reorganization of Prudential Insurance under Chapter 17C of Title 17 of the New Jersey Revised Statutes, dated as of December 15, 2000, as amended and restated and as it may be further amended through the date of this Amended and Restated Certificate of Incorporation and hereafter.

          "Prudential Holdings" means Prudential Holdings, LLC, a limited liability company formed under the New Jersey Limited Liability Company Act and a wholly owned direct subsidiary of the Corporation and the direct parent of Prudential Insurance, or a successor entity.

          "Prudential Insurance" means The Prudential Insurance Company of America, a New Jersey mutual life insurance company that will become, upon consummation of the Plan of Reorganization, a New Jersey stock life insurance company, or a successor company.

          "Regulatory Closed Block" means the "closed block" established pursuant to Article IX of the Plan of Reorganization.

          "SEC" means the United States Securities and Exchange Commission, or any successor agency.

          "Surplus and Related Assets" means those assets segregated outside the Regulatory Closed Block held to meet capital requirements related to the Closed Block Business within Prudential Insurance as well as those assets that represent the difference between assets of the Regulatory Closed Block and the sum of the liabilities of the Regulatory Closed Block and the applicable statutory interest maintenance reserve, as designated by the Corporation.

          "Trading Day" means, with respect to the Common Stock or any other security, each weekday on which the Common Stock or such other security is traded on the principal national securities exchange on which it is listed or admitted to trading or on the Nasdaq NMS or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq NMS, traded in the principal over-the-counter market in which it trades.

          7.   Amendment of Class B Stock.

               The Board of Directors is expressly authorized to amend (including any amendment effectuated by merger) the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications of the Class B Stock specified herein without (except as otherwise required by law) the vote of (i) the holders of Common Stock, irrespective of the effect that any such amendment may have on the relative rights and preferences of the Common Stock, or (ii) except to the extent the rights of the holders of Class B Stock would be adversely affected thereby, the holders of Class B Stock.

          8.   Stock Splits, Reclassification, Business Combinations, etc.

               (i) In the event of any stock split or reverse stock split of the outstanding shares of Common Stock or any dividend paid with respect to the Common Stock in additional shares of Common Stock, any outstanding shares of Class B Stock shall be proportionately subdivided or combined, or a dividend in additional shares of Class B Stock shall be paid, and the Target Dividend Amount shall be proportionately adjusted; provided, however, that unless the Corporation has available sufficient authorized shares of Class B Stock to comply with this Section (b)8 of this Article FOURTH, the Corporation shall not authorize or effect any stock split of Common Stock or a dividend of Common Stock. In the event the number of votes per share of Common Stock is modified (other than in a manner that is dependent on the identity of the holder of shares of Common Stock), the number of votes per share of Class B Stock shall be proportionately modified.

               (ii) In the event of any reclassification, recapitalization or exchange of, or any tender offer or exchange offer for, the outstanding shares of Common Stock, including by merger, consolidation or other business combination, as a result of which shares of Common Stock are exchanged for or converted into another security which is both (i) registered under Section 12 of the Securities Exchange Act of 1934 and (ii) either (1) listed for trading on the New York Stock Exchange or any national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 that is the successor to such exchange or (2) quoted in the National Association of Securities Dealers Automation Quotation System, or any successor system (such security that satisfies both (i) and (ii) being referred to as a "Public Security"), then the Class B Stock shall remain outstanding (unless otherwise exchanged or converted pursuant to

          Section (b)3 or (b)9 of this Article FOURTH) and, in the event 50% or more of the outstanding shares of Common Stock are so converted or exchanged, holders of outstanding Class B Stock shall be entitled to receive, in the event of any subsequent exchange or conversion pursuant to Section (b)3 or (b)9 of this Article FOURTH, the securities into which the Common Stock has been exchanged or converted by virtue of such reclassification, recapitalization, merger, consolidation, tender offer, exchange offer, or other business combination (the "Successor Public Securities"). Following any such conversion or exchange of 50% or more of the outstanding shares of Common Stock, references to Common Stock shall be deemed to refer to Successor Public Securities in the following Sections of paragraph (b) of this Article FOURTH: 3(i)(a); 3(i)(b); 3(ii)(a)(3)(i), (ii) and
          (iii); 3(ii)(a)(5) and (6); 3(ii)(c), (d), (e) and (f); 8(i);
          9(ii)(c), (e) and (f); and 9(iv), (v), (vi), (vii) and (viii).

               (iii) If, in the event of any reclassification, recapitalization or exchange of, or any tender or exchange offer for, the outstanding shares of Common Stock, including by merger, consolidation or other business combination, and whether in one transaction or a series of transactions, as a result of which a majority of the outstanding shares of Common Stock are so converted into or exchanged or purchased for either (i) cash or (ii) securities which are not Public Securities, or a combination thereof (a "Cash/Private Transaction"), the Class B Stock shall be entitled to receive cash and/or securities of the type and in the proportion (the "Successor Cash/non-Public Securities") that such holders of Class B Stock would have received if an exchange of Class B Stock for Common Stock had occurred pursuant to Section (b)3 of this Article FOURTH providing a number of shares of Common Stock (rounded up, if necessary, to the next greatest whole number) having an aggregate value equal to 120% of the aggregate Fair Market Value of the Class B Stock immediately prior to the conversion, exchange or purchase of a majority of the outstanding shares of Common Stock and the holders of Class B Stock had participated as holders of Common Stock in such conversion, exchange or purchase. Following any such conversion, exchange or purchase of a majority of the outstanding shares of Common Stock, references to Common Stock shall be deemed to refer to Successor Cash/non-Public Securities in the following Sections of paragraph (b) of this Article FOURTH: 3(i)(b); 3(ii)(c); and 3(ii)(d), (e) and (f).

          9.   Conversion of Class B Stock at Holder's Election.

               (i) Any holder of shares of Class B Stock may, by prior written notice to the Corporation, request to convert all of such holder's shares of Class B Stock into such number of shares of Common Stock (rounded, if necessary, to the next greatest whole number of shares) having an aggregate value equal to 100% of the Fair Market Value of the outstanding shares of Class B Stock

                    (1) commencing on January 1 of the fifteenth calendar year following the year in which the Effective Date occurs or at any time thereafter,

                    (2) at any time in the event the Class B Stock will no
               longer be treated as equity of the Corporation for federal income tax purposes, or

                    (3) at any time if the New Jersey Department of Banking and
               Insurance amends, alters, changes or modifies the regulation of the Regulatory Closed Block, the Closed Block Business, the Class B Stock or the IHC Debt Securities in a manner that materially adversely affects the CB Distributable Cash Flow;

          provided, however, that in no event may a holder of Class B Stock convert any shares of Class B Stock pursuant to this Section (b)9 of Article FOURTH if such holder immediately upon such conversion, together with its affiliates, would be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of
          1934) of in excess of 9.9% of the total outstanding voting power of the Corporation's voting securities; provided, further, however, with respect to clauses (2) and (3) preceding, if the Corporation delivers a notice to the holders of the Class B Stock that the holders are entitled to convert pursuant to such clause (2) or (3), the holder must exercise the right of conversion within six months of such date of notification; provided, further, that the six-month period described in the preceding proviso shall be tolled and extended with respect to any holder for so long as such holder is restricted from converting any shares of Class B Stock due to the first proviso of this sentence. In no event will the preceding sentence limit the right of a holder of Class B Stock, in the absence of six month's prior notice from the Corporation, to notify the Corporation that the conditions specified in clauses (2) or (3) of this Section (b)9(i) of this Article FOURTH have occurred and thereby exercise its conversion right. In the event a holder of shares of Class B Stock requests to convert shares pursuant to clause (2) in this Section (b)9(i) of this Article FOURTH, the Corporation may irrevocably elect, instead of effecting such conversion, to compensate such holder by increasing the Target Dividend Amount to $12.6875 per share per annum retroactively from the time of issuance of the Class B Stock, such compensation being payable upon the Corporation's election by one or more special dividends declared and paid with respect to the Class B Stock in amount(s) sufficient to give effect to such retroactive increase.

               (ii) Upon the Corporation's receiving notice from a holder of Class B Stock requesting to convert its shares as described in Section
          (b)9(i) of this Article FOURTH:

                    (a) the Corporation shall issue a public announcement by
               press release as soon as practicable after its receipt of such notice that it has received such request;

                    (b) the Corporation shall send a notice to the holders of
               Class B Stock as soon as practicable after the foregoing public announcement, indicating the Corporation's determination to effect such conversion and specifying the Board of Directors' proposed appraiser to determine the Fair Market Value of the Class B Stock in accordance with Section (b)4(iii) of this Article FOURTH, and such proposed appraiser (or a second or third proposed appraiser) shall be chosen pursuant to said Section
               (b)4(iii) of this Article FOURTH;

                    (c) the Fair Market Value of the Class B Stock shall be
               determined as of the completion date of the appraisal of the Fair Market Value of the Class B Stock, and the value of the Common Stock shall be the average Market Value of the Common Stock during the 20 consecutive Trading Day period ending on the 5th Trading Day prior to the conversion date;

                    (d) the conversion date shall be no later than 10 Business
               Days after the completion date of the appraisal of the Fair Market Value of the Class B Stock;

                    (e) upon determination of the identity of the appraiser
               pursuant to Section (b)4(iii) of this Article FOURTH, the Corporation shall issue a second public announcement by press release specifying the intended conversion date and the intended period for determination of the average Market Value of the Common Stock;

                    (f) upon completion of the appraisal of the Fair Market
               Value of the Class B Stock and determination of the Market Value of the Common Stock, the Corporation shall issue a second notice to the holders of Class B Stock who had given notice of their decision to convert their shares pursuant to Section (b)9(i) of this Article FOURTH, which shall contain: (x) the date of conversion, (y) the number of shares of Common Stock into which each outstanding share of Class B Stock will be converted (accompanied by a statement setting forth the calculation thereof), and (z) the place or places where certificates for such shares of Class B Stock, properly endorsed or assigned for transfer (unless the Corporation waives such requirement), should be surrendered for delivery of the Common Stock to be issued or delivered by the Corporation upon such conversion;

                     (g) the conversion shall be completed within 90 days of the public announcement referred to in clause (a) above.

               (iii) Neither the failure to mail any notice required by Section
          (b)9(ii) of Article FOURTH to any particular holder of Class B Stock nor any defect therein would affect the sufficiency thereof with respect to any other holder of Class B Stock or the validity of any such conversion.

               (iv) No holder of shares of Class B Stock converting its shares shall be entitled to receive any shares of Common Stock in such conversion until such holder surrenders certificates for its shares of Class B Stock, properly endorsed or assigned for transfer, at such place as the Corporation shall specify (unless the Corporation waives such requirement). As soon as practicable after the Corporation's receipt of certificates for such shares of Class B Stock, the Corporation shall deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, any shares of Common Stock issued to such holder in the conversion.

               (v) From and after the date set for any conversion completed pursuant to this Section (b)9 of this Article FOURTH, all rights of a holder of shares of Class B Stock converting its shares shall cease except for the right, upon surrender of the certificates theretofore representing such shares, to receive any shares of Common Stock (and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend). A holder of shares of Class B Stock converting its shares shall not be entitled to receive any dividend or other distribution with respect to shares of Common Stock until after certificates theretofore representing the shares being converted are surrendered as contemplated above. Upon such surrender, the Corporation shall pay to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the conversion, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any conversion, the Corporation shall, however, be entitled to treat the certificates for shares of Class B Stock being converted that were not yet surrendered for conversion as evidencing the ownership of the number of whole shares of Common Stock for which the shares of such Class B Stock should have been converted, notwithstanding the failure to surrender such certificates.

               (vi) The Corporation may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any conversion contemplated by this Section (b)9 of this Article FOURTH (including longer time periods and alternative procedures for determining the Fair Market Value of the Class B Stock or the Market Value of the Common Stock) as the Board of Directors may determine to be appropriate under the circumstances.

               (vii) The issuance of certificates for shares of Common Stock upon conversion of the Class B Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class B Stock which is being converted.

               (viii) The Corporation shall take all action required to have available sufficient authorized shares of Common Stock to permit conversion of all outstanding shares of Class B Stock.

               (ix)   Notwithstanding the time requirement of Section
          (b)9(ii)(g), no conversion will be completed prior to the expiration of all required waiting periods under applicable law, the receipt of all required regulatory approvals and the making of all notifications to governmental entities required for such conversion. Prior to any conversion, the Corporation and the holder(s) of shares of Class B Stock involved in the conversion shall make reasonable efforts to cause the expiration of all required waiting periods and to obtain all regulatory approvals and make all notifications required to be obtained or made by the Corporation and such holder(s), respectively, for purposes of such conversion. The waiting periods, approvals and notifications that are subject to this clause (ix) shall be limited to those required solely for such conversion.

               (c) Following Issuance and Retirement of all Outstanding Shares of Class B Stock.

               (i) The terms of Section (b) of this Article FOURTH shall apply only when there are shares of both classes of common stock outstanding.

               (ii) Following issuance and retirement of all outstanding shares of Class B Stock, subject to all of the rights of the Preferred Stock as expressly provided herein, by law or by the Board of Directors pursuant to this Article FOURTH, the Common Stock of the Corporation shall then possess all such rights and privileges as are afforded to capital stock by law, including, but not limited to, the following rights and privileges:

                    (a) Holders of Common Stock shall be entitled to dividends declared by the Corporation's Board of Directors out of funds legally available to pay dividends, subject to any preferential dividend rights granted to the holders of any Preferred Stock.

                    (b) Each share of Common Stock shall give the owner of
               record one vote on all matters submitted to a shareholder vote.

                    (c) In the event of a liquidation, dissolution or winding-up of the Corporation, holders of Common Stock shall be entitled to an equal share of any assets of the Corporation that remain after paying all of the Corporation's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock.

               Fifth: The following provisions are inserted for the management
               -----
          of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

               (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided in the BCA or this Amended and Restated Certificate of Incorporation.

               (b) The number of directors constituting the current Board of Directors of the Corporation, which directors shall serve until their successors are elected and qualified, is 21 and the names and addresses of persons serving as such directors are as set forth below:

                 Name                                     Address
------------------------------------

Arthur F. Ryan                                  c/o Prudential Financial, Inc.
                                                       751 Broad Street
                                                   Newark, New Jersey 07102

Franklin E. Agnew                                             "
Frederic K. Becker                                            "
Gilbert  F. Casellas                                          "
James G. Cullen                                               "

Carolyne K. Davis                                             "
Allan D. Gilmour                                              "
William H. Gray, III                                          "
Jon F. Hanson                                                 "
Glen H. Hiner                                                 "
Constance J. Horner                                           "
Gaynor N. Kelley                                              "
Burton G. Malkiel                                             "
Ida F.S. Schmertz                                             "
Charles R. Sitter                                             "
Donald L. Staheli                                             "
Richard M. Thomson                                            "
James A. Unruh                                                "
P. Roy Vagelos                                                "
Stanley C. Van Ness                                           "
Paul A. Volcker                                               "

The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.

     (c) The election of directors need not be by written ballot unless the By-Laws so provide. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, one class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2001, another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2002, and another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2003, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the shareholders of the Corporation, the successors to the class of directors whose term expires at that meeting shall be elected to the office for a term expiring at the annual meeting of shareholders held in the third year of their election and until their successors shall have been elected and qualified.

     (d) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors, however resulting, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, unless otherwise required by law. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any director elected in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of shareholders and until his or her successor shall have been elected and qualified, provided that such successor shall be placed in the class in which the new directorship was created or from which the vacancy occurred. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     (e) In the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class or series, to elect any directors of the Corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the By-Laws and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of shareholders next succeeding their election without regard to the classification of the remaining directors.

     (f) No director shall be personally liable to the Corporation or any of its shareholders for damages for breach of duty as a director, except for liability
(i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve a knowing violation of law, or (iii) for any transaction from which the director derived or received an improper personal benefit. Any repeal or modification of this Article FIFTH by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     (g) In addition to the powers and authority herein prescribed or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise provided in the BCA or this Amended and Restated Certificate of Incorporation.

     Sixth: (a) Meetings of shareholders may be held within or without the State
     -----
of New Jersey, as the By-Laws may provide or as may be fixed by the Board of Directors pursuant to the authority granted in the By-Laws. The books of the Corporation may be kept (subject to any provision contained in the BCA) within or outside the State of New Jersey.

     (b) Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders entitled to vote thereon and may not be effected by any consent in writing by the shareholders, other than (i) a consent in writing adopted by all shareholders entitled to vote thereon pursuant to Section 14A:5-6(1) of the BCA,
(ii) a consent in writing adopted by a majority of the holders of the Class B Stock being exchanged or converted with respect to an approval sought by the



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

Board of Directors which is the subject of Section (b)(4)(iii) of Article FOURTH pursuant to Section 14A:5-6(2) of the BCA or (iii) if authorized by the Board of Directors when fixing the voting powers of a class or series of Preferred Stock pursuant to Section (a) of Article FOURTH, a consent in writing adopted by a majority (or such higher provision as may be authorized by the Board of Directors) of the holders of such class or series with respect to a matter (if any) for which such class or series has a separate class vote pursuant to Sections 14A:5-6(1) or (2) of the BCA.

     Seventh: The Corporation reserves the right to amend, alter, change or
     -------
repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation. Notwithstanding anything in the preceding sentence to the contrary, Sections (b), (c), (d) and (f) of Article FIFTH, Section (b) of Article SIXTH, this Article SEVENTH, Article EIGHTH and Article NINTH of this Amended and Restated Certificate of Incorporation shall not be altered, amended, changed or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of at least 80% of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon; provided, however, that the number of votes cast at such meeting of shareholders is at least 50% of the total number of issued and outstanding shares entitled to vote thereon.

     Eighth: (a) With respect to shares of common stock and any shares of
     ------
Preferred Stock voting together with the common stock as a class, the holders of 25% of the shares entitled to cast votes at a meeting of shareholders shall constitute a quorum (the "Quorum") at all meetings of the shareholders for the transaction of business; provided, however that in the event that the holders of at least the percentage of shares of Common Stock entitled to cast votes at a meeting of shareholders set forth in Column A below are present or represented at a meeting of shareholders, the Quorum shall be increased to the percentage listed in Column B below, effective for the next succeeding annual or special meeting of shareholders:

                         Column A                             Column B
                                                         Quorum at subsequent
                      Shares Present                   meetings of shareholders
                           25%                                   25%
                           35%                                   30%
                           45%                                   40%
                           55%                                   50%

                  In no event will the Quorum diminish as a result of the percentage of shareholders present or represented at a meeting of shareholders.

         (b) With respect to shares of any class or series of Preferred Stock not voting together as a class with the common stock, the holders of the number of shares specified by the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series of Preferred Stock shall constitute a quorum. With respect to shares of Class B Stock voting separately (i.e., without the Common Stock) as a class, the holders of a majority of the outstanding shares of Class B Stock shall constitute a quorum.

         NINTH: The Board of Directors of the Corporation shall have the power
         -----
to make, alter, amend and repeal the By-Laws (except so far as the By-Laws adopted by the shareholders shall otherwise provide). To the extent not inconsistent with this Amended and Restated Certificate of Incorporation, any By-Laws made by the Board of Directors under the powers conferred hereby may be altered, amended, or repealed by the Board of Directors or by the shareholders. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, Sections 3, 4 and 7 of
Article II, Sections 1, 2, 3 and 6 of Article III, Article VIII and Article IX of the By-Laws shall not be altered, amended or repealed by the shareholders and no provision inconsistent therewith shall be adopted without either (a) the approval of the Board of Directors, or (b) the affirmative vote of at least 80% of the votes cast at a meeting of shareholders by the holders of shares entitled to vote thereon; provided, however, that the number of votes cast at such meeting of shareholders is at least 50% of the total number of issued and outstanding shares entitled to vote thereon.



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

    The effective date of this Amended and Restated Certificate of Incorporation shall be December ____, 2001.

    IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate Of Incorporation this 5th day of December, 2001.


                                             PRUDENTIAL FINANCIAL, INC.

                                             By:
                                                --------------------------------
                                             Name:  Susan L. Blount
                                             Title: Corporate Vice President and
                                                    Secretary


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